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PRESS RELEASE                                                       EXHIBIT 99.1



                  [L-3 COMMUNICATIONS CORPORATION LOGO OMITTED]


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Contact:  Cynthia Swain
          Vice President, Corporate Communications
          L-3 Communications
          212-697-1111

                                                           For Immediate Release
                                                           ---------------------

Contact:  FD Morgen-Walke
          Investors: Eric Boyriven, Olivia Pirovano
          Media: Evan Goetz
          212-850-5600

                 L-3 COMMUNICATIONS ANNOUNCES DEBT OFFERING AND
                     REDEMPTION OF 8 1/2% $180 MILLION NOTES

NEW YORK, NY, May 14, 2003 - L-3 Communications Holdings, Inc. (NYSE: LLL) announced today that L-3 Communications Corporation, its wholly owned subsidiary, will raise $300.0 million before underwriting expenses through a private placement of senior subordinated notes. The notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and, outside the United States, only to non-U.S. investors.

L-3 stated that it will use the net proceeds to redeem its outstanding $180.0 million of 8 1/2% Senior Subordinated Notes due in 2008 and for general corporate purposes. The senior subordinated notes will have a ten-year maturity with interest payable semi-annually.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of Intelligence, Surveillance and Reconnaissance (ISR) systems and products, secure communications systems and products, avionics and ocean products, training devices and services, microwave components and telemetry, instrumentation, space and navigation products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.


                                     -more-

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L-3 ANNOUNCES DEBT OFFERING                                               PAGE 2


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.


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